Exhibit 99.1

WASTE CONNECTIONS APPOINTS CARL D. SPARKS TO ITS BOARD OF

DIRECTORS

TORONTO, ONTARIO, February 20, 2024 – Waste Connections, Inc. (TSX/NYSE: WCN) (“Waste Connections” or the “Company”) today announced that Carl D. Sparks has been appointed to its Board of Directors, effective March 1, 2024.

“We are very pleased to welcome Carl to our Board,” said Ronald J. Mittelstaedt, President and Chief Executive Officer. “Carl is an accomplished executive and independent director with a wealth of experience in both C-suite level leadership roles and independent director positions for both public and private companies. He has intimate knowledge of mergers and acquisitions, marketing and public finance as well as unparalleled expertise with technology. Carl will be an outstanding addition to our Board.”

Mr. Sparks, 56, has served as the managing partner of Interlock Partners, a venture capital firm focused on early-stage transformative investments, since 2020. Mr. Sparks has also served on the board of directors of Copart Inc. since 2021, and the board of directors of Cint Group AB since 2022. From 2016 to 2017, Mr. Sparks was the chief executive officer of Academic Partnerships, a firm that helped public universities offer their programs online. From 2011 to 2014, Mr. Sparks served as the chief executive officer of Travelocity Global. Earlier in his career, Mr. Sparks served in senior executive roles at the Gilt Groupe, including President, and before that he was the chief marketing officer of Expedia.com, a division of Expedia, Inc., among other senior executive roles he held there between 2004 and 2009. Mr. Sparks started his career in strategy consulting with Boston Consulting Group. Mr. Sparks previously served on the boards of directors of Dunkin’ Brands Group, Inc., Avis Budget Group, where he also served as chairman of the audit committee, and Vonage. Mr. Sparks holds a bachelor’s degree from Princeton University and an MBA from Harvard Business School.

About Waste Connections

Waste Connections (wasteconnections.com) is an integrated solid waste services company that provides non-hazardous waste collection, transfer and disposal services, including by rail, along with resource recovery primarily through recycling and renewable fuels generation. The Company serves approximately nine million residential, commercial and industrial customers in mostly exclusive and secondary markets across 44 states in the U.S. and six provinces in Canada. Waste Connections also provides non-hazardous oilfield waste treatment, recovery and disposal services in several basins across the U.S. and Canada, as well as intermodal services for the movement of cargo and solid waste containers in the Pacific Northwest. Waste Connections views its Environmental, Social and Governance (“ESG”) efforts as integral to its business, with initiatives consistent with its objective of long-term value creation and focused on reducing emissions, increasing resource recovery of both recyclable commodities and clean energy fuels, reducing reliance on off-site disposal for landfill leachate, further improving safety and enhancing employee engagement. Visit wasteconnections.com/sustainability for more information and updates on our progress towards targeted achievement.

CONTACTS:

Mary Anne Whitney / (832) 442-2253	Joe Box / (832) 442-2153
maryannew@wasteconnections.com	joe.box@wasteconnections.com